                                                                    EXHIBIT 99.1


                          PHOENIX FOOTWEAR GROUP, INC.

FOR IMMEDIATE RELEASE

          PHOENIX FOOTWEAR COMPLETES ACQUISITION OF ROYAL ROBBINS, INC.

CARLSBAD, CALIFORNIA, October 31, 2003 - Phoenix Footwear Group, Inc. (AMEX:
PXG) announced today that it has completed its previously announced acquisition of Royal Robbins, Inc. Phoenix Footwear had announced a definitive agreement to acquire Royal Robbins, Inc. on October 3, 2003. The completion of this acquisition marks Phoenix Footwear's entry into the men's and women's apparel category, and elevates the Company into a full-scale men's and women's footwear and apparel company with an emphasis on classic, comfortable footwear and outerwear brands.

ABOUT PHOENIX FOOTWEAR GROUP, INC.

Phoenix Footwear Group, Inc., headquartered in Carlsbad, California, designs, develops and markets men's and women's casual and dress footwear. The Company's premium footwear brands include the Trotters(R), SoftWalk(R), H.S. Trask(R), and Ducks Unlimited(R) lines. The Company was ranked by Footwear News as the fastest growing footwear firm during the three-year period of 1999 to year-end 2001, and the 10th most profitable for 2002 based on net margins. Phoenix Footwear Group, Inc. is traded on the American Stock Exchange under the symbol PXG.

CONTACTS:

Kenneth Wolf                                        Todd St.Onge
Chief Financial Officer                             Brainerd Communicators, Inc.
Phoenix Footwear Group, Inc.                        (212) 986-6667
(760) 602-9688